UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 10, 2009	Commission File Number 000-26076

SINCLAIR BROADCAST GROUP, INC.

(Exact name of registrant)

Maryland	52-1494660
(State of organization)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road

Hunt Valley, MD 21030

(Address of principal executive offices and zip code)

(410) 568-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SINCLAIR BROADCAST GROUP, INC.

Item 7.01. Regulation FD Disclosure.

On July 8, 2009, Sinclair Broadcast Group, Inc. (the “Company”) and its advisors met with certain holders of its 3.0% and 4.875% Convertible Senior Notes, which notes may be put back to the Company in May 2010 and January 2011, respectively, to discuss refinancing options with respect to the notes.  Pursuant to these discussions, the Company disclosed certain material, non-public information.  The noteholders who were provided such material, non-public information were subject to a confidentiality and standstill agreement whereby the noteholders could not disclose or use such information for purposes of, among others, transacting business with respect to the Company’s securities.  The confidentiality and standstill agreement is set to expire on July 10, 2009, and thus, in accordance with Regulation FD, the Company is providing public dissemination of the material, non-public information provided to these noteholders by means of this Item 7.01 of this Current Report on Form 8-K.  Pursuant to the information disclosed under this Item 7.01 of this Current Report on Form 8-K, the confidentiality and standstill agreement will expire upon submission of this Current Report on Form 8-K to the Securities and Exchange Commission (the “SEC”).  A copy of the furnished material, non-public information referred to herein is attached hereto as Exhibit 99.1.

The information contained herein and the attached exhibit are furnished under this Item 7.01 of this Current Report on Form 8-K and are furnished to, but for purposes of Section 18 of the Securities Exchange Act of 1934 shall not be deemed filed with, the SEC.  The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference into such filing.

Forward-Looking Information:

The information furnished under this Item 7.01 of this Current Report on Form 8-K includes forward-looking information regarding, among other things, future operating results.  When used, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements and information.  Such forward-looking information is subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those set forth in the forward-looking information as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast or refinance our debts as they become due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and the other risk factors set forth in the Company’s recent reports on Form 10-Q, Form 10-K and under Item 8.01 of this Current Report on Form 8-K, as filed with the SEC.  There can be no assurance that the assumptions and other factors referred to will occur.  The Company undertakes no obligation to update such forward-looking information in the future except as required by law.

Item 8.01. Other Information.

In addition to the information furnished under Item 7.01 of this Current Report on Form 8-K, the Company is also updating the risk factors that were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the three months ended March 31, 2009.  The Company encourages any investor to carefully consider such risks described therein before investing in the Company’s securities.

Risk factors

You should carefully consider the risks described below before investing in our securities.  Our business is also subject to the risks that affect many other companies such as general economic conditions, geopolitical events, competition, technological obsolescence and employee relations.  The risks described below, along with risks not currently known to us or that we currently believe are immaterial, may impair our business operations and our liquidity in an adverse way.  References to “Sinclair,” “us,” “we” or “our” refer to Sinclair Broadcast Group, Inc. and its consolidated subsidiaries, unless the context otherwise requires. References to “STG” refer to Sinclair Television Group, Inc., the television operating subsidiary of Sinclair Broadcast Group, Inc.

The current global financial crisis and economic slowdown may have an adverse impact on our industry, business, results of operations or financial position.

The continuation or worsening of the current global financial crisis and economic slowdown could further reduce consumer confidence and could have an adverse effect on the fundamentals of our business, results of operations and/or financial position.  These current economic conditions could have a negative impact on our industry or the industry of those customers who advertise on our stations, including, among others, the automotive industry and services, each of which is a significant source of our advertising revenue.  There can be no assurance that we will not experience any material adverse effect on our business as a result of the current economic conditions or that the actions of the United States Government, Federal Reserve or other governmental and regulatory bodies for the reported purpose of stabilizing the economy or financial markets will achieve their intended effect.  Additionally, some of these actions may adversely affect financial institutions, capital providers, advertisers or other consumers or our financial condition, results of operations or the trading price of our securities.  Potential consequences of the current financial crisis and global economic slowdown include:

•                  the financial condition of those companies that advertise on our stations, including, among others, the automobile manufacturers and dealers which have or may file for bankruptcy protection or face severe cash flow issues, may result in a significant decline in our advertising revenue;

•                  our ability to borrow capital on terms and conditions that we find acceptable, if at all, may be limited, which could limit our ability to address the put options exercisable in May 2010 and January 2011, related to our 3.0% Convertible Senior Notes due 2027 (the “3.0% Notes”) and our 4.875% Convertible Senior Subordinated Notes due 2018 (the “4.875% Notes”), respectively, which could have a significant negative impact on our operating results, the value of our securities and our financial condition, and could result in a voluntary filing for bankruptcy protection;

•                  a decline of the financial condition of Cunningham Broadcasting Corporation (“Cunningham”), one of our local marketing agreement (“LMA”) partners, could result in a significant decline in our revenues;

•                  our ability to pursue the acquisition of attractive television and non-television assets may be limited if we are unable to obtain any necessary additional capital on favorable terms, if at all;

•                  our ability to pursue the divestiture of certain television and non-television assets may be limited;

•                  the possibility that our business partners, such as our counterparties to our outsourcing and news share arrangements, could be negatively impacted and our ability to maintain these business relationships;

•                  our ability to develop a viable mobile digital television strategy and platform and develop various potential uses of our digital spectrum may be limited if we are unable to obtain any necessary additional capital on favorable terms, if at all;

•                  our ability to make certain capital expenditures may be significantly impaired; and

•                  one or more of the lenders under our Bank Credit Facility could refuse to fund its commitment to us or could fail, as did Lehman Brothers Holdings, Inc. (Lehman Brothers), and we may not be able to replace the financing commitment of any such lenders on favorable terms, or at all.

Our advertising revenue can vary substantially from period to period based on many factors beyond our control.  This volatility affects our operating results and may reduce our ability to repay indebtedness or reduce the market value of our securities.

We rely on sales of advertising time for most of our revenues and, as a result, our operating results are sensitive to the amount of advertising revenue we generate.  If we generate less revenue, it may be more difficult for us to repay our indebtedness and the value of our business may decline.  Our ability to sell advertising time depends on:

•                  the levels of automobile advertising, which historically have represented about one quarter of our advertising revenue; however, during 2008, automobile advertising represented 18.3% of our net time sales and only represented 13.7% of our first quarter 2009 net time sales;

•                  the health of the economy in the area where our television stations are located and in the nation as a whole;

•                  the popularity of our programming and that of our competition;

•                  changes in the makeup of the population in the areas where our stations are located;

•                  the activities of our competitors, including increased competition from other forms of advertising-based mediums, such as other broadcast television stations, radio stations, multi-channel video programming distributors (“MVPDs”) and internet and broadband content providers serving in the same markets; and

•                  other factors that may be beyond our control.

The relative lack of political advertising in 2009 and the continued deterioration of the automotive industry will result in a decrease in our advertising revenue for 2009 as compared to 2008, which will likely have an adverse impact on our business and results of operations.

We may not be able to address the put options exercisable in May 2010 and January 2011, related to our 3.0% Notes and 4.875% Notes, respectively.  The inability to refinance or retire such notes on their respective put dates could have a significant negative impact on our operating results, the value of our securities and our financial condition, and could cause us to consider other restructuring and deleveraging alternatives, including a voluntary bankruptcy filling under Chapter 11 of the U.S. Bankruptcy Code.

We have a substantial amount of debt which the holders thereof may require us to repurchase within the next 18 months.  Of the $1,332.8 million of total debt outstanding as of March 31, 2009, $488.5 million relates to our 3.0% Notes, face value of $345.0 million and our 4.875% Notes, face value of $143.5 million which the holders thereof may require us to repurchase for cash at a price equal to 100% of the principal amount, plus accrued and unpaid interest on May 15, 2010 and January 15, 2011, respectively.  At our current stock trading price levels, it is highly probable that the holders of these notes will exercise their put option.  If we are required to repurchase our 3.0% Notes and 4.875% Notes, we do not have the cash necessary to meet our repurchase obligations.  As a result, we have begun discussions with certain of the holders of our 3.0% Notes and 4.875% Notes regarding the restructuring of the notes.  In addition, we may seek access to capital markets to secure debt and equity financing.  The timing, terms, size and pricing of any restructured debt or new debt and equity financing will depend on investor interest and market conditions and there can be no assurance that we will be able to obtain any such financings.  As a result, we may not be able to refinance or retire these notes on the put dates.  The inability to successfully restructure, refinance or retire these notes upon a put will have a material negative impact on our operating results, the value of our securities and our financial condition.  Under such circumstances, or if we believe such circumstances are likely to occur, we may consider or pursue various forms of negotiated restructurings and deleveraging of our debt and equity obligations and/or asset sales, which may be required to occur under court supervision pursuant to a voluntary bankruptcy filing under Chapter 11 of the U.S. Bankruptcy Code. In addition, under certain circumstances, creditors may file an involuntary petition for bankruptcy against us.  Due to the possibility of such circumstances occurring, we have begun planning for such potential restructurings.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our debt obligations.

We have a high level of debt, totaling $1,332.8 million at March 31, 2009, compared to the book value of shareholders’ deficit of $151.6 million as of the same date.  STG’s debt totaled $657.2 million at March 31, 2009.  Additionally, STG guarantees $547.9 million of our debt.  Our relatively high level of debt poses the following risks, particularly in periods of declining revenues:

•                  we use a significant portion of our cash flow toward payment of principal and interest on our outstanding debt, limiting the amount available for working capital, capital expenditures, dividends and other general corporate purposes;

•                  our lenders may not be as willing to lend additional amounts to us for future working capital needs, capital expenditures, additional acquisitions or other purposes;

•                  if our cash flows were inadequate to make interest and principal payments, we might have to refinance our debt or sell one or more of our stations to reduce debt obligations;

•                  our ability to finance working capital needs, capital expenditures and general corporate needs from the public and private markets, as well as the associated cost of funding is dependent, in part, by our credit ratings.  As of the date of this Current Report on Form 8-K, our credit ratings, as assigned by Moody’s Investor Services (Moody’s) and Standard & Poor’s Ratings Services (S&P) were:

	Moody’s	S&P
Senior Secured Credit Facilities	Ba3	BB
Corporate Credit	B3	B+
Senior Subordinated Notes	B3	B+
4.875% and 3.0% Notes	Caa2	B-

The credit ratings previously stated are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization.  Each rating should be evaluated independently of any other rating.

•                  we may be more vulnerable to adverse economic conditions than less leveraged competitors and thus, less able to withstand competitive pressures; and

•                  of the $1,332.8 million of total debt outstanding as of March 31, 2009, $428.9 million relates to our Bank Credit Facility.  The interest rate under our Bank Credit Facility is a floating rate and will increase if interest rates increase.  Our borrowing costs under our Bank Credit Facility are also subject to changes based on the ratio of our total debt to our earnings before interest, tax, depreciation and amortization, as adjusted pursuant to our Bank Credit Facility (adjusted EBITDA).  As a result, our borrowing costs will likely increase based on future projected performance. This will reduce the funds available to repay our obligations and for operations and future business opportunities and will make us more vulnerable to the consequences of our leveraged capital structure.  In addition, we may need to refinance and/or extend the maturities of the revolving or term loan facilities under our Bank Credit Facility in order to develop a viable financial structure under which we may continue to operate our business.

Any of these events could reduce our ability to generate cash available for investment, debt repayment, capital improvements or to respond to events that would enhance profitability.

Our credit ratings as assigned by Moody’s and S&P were recently downgraded likely making it more expensive for us to borrow capital, which could prevent us from fulfilling our debt obligations and adversely affect our business and financial condition.

On June 16, 2009 and June 19, 2009, Moody’s and S&P, respectively, downgraded our credit ratings to the levels listed in the table above.  This downgrade, and any future downgrade, of our credit ratings will likely make it more expensive for us to borrow capital.  This could adversely impact our ability to satisfy our debt obligations, including our ability to address the put options exercisable in May 2010 and January 2011, related to our 3.0% Notes and 4.875% Notes, respectively.  Any inability to refinance or retire such notes on their respective put dates could have a significant negative impact on our operating results, the value of our securities and our financial condition.

Cunningham, our LMA partner, is currently facing significant financial and economic challenges.  Any insolvency or bankruptcy proceeding relating to Cunningham would cause a default and potential acceleration under our Bank Credit Facility and could, thereafter, result in the rejection by a bankruptcy court of our six LMAs with Cunningham, which would negatively affect our financial condition.  As a result, we have initiated negotiations with Cunningham that could adversely affect our results of operations.

Cunningham, as a company in the broadcast industry, faces similar financial and economic pressures as us.  As our LMA partner, we are affected by the financial condition of Cunningham and its subsidiaries.  Any insolvency or bankruptcy proceeding relating to Cunningham or any of its subsidiaries would materially negatively affect our financial condition.

Our Bank Credit Facility contains certain cross-default provisions with respect to Cunningham as a “Material Third Party Licensee,” as defined in the Bank Credit Facility, pursuant to which a default would be caused by the institution of insolvency or similar proceedings, either voluntary or involuntary, with respect to Cunningham.  Cunningham is our LMA partner in six markets.  As of March 31, 2009, Cunningham’s stations provided us with approximately $77.0 million of annual total revenue.  Recently, the administrative agent under Cunningham’s term loan facility declared an event of default under the facility as of June 5, 2009 for failure to timely deliver certain annual financial statements as required therein. Effective as of June 5, 2009, the administrative agent has instituted a default rate of interest on all outstanding borrowings under the facility.  On June 30, 2009, the administrative agent waived the default and agreed to extend the termination date of the Cunningham term loan facility to July 31, 2009, subject to certain conditions, including an increase in the interest rate paid by Cunningham, and has entered into discussions with Cunningham regarding satisfaction of this debt.

To delay or avoid any potential bankruptcy of Cunningham, we have recently initiated negotiations with Cunningham and may need to amend our LMAs with Cunningham and its subsidiaries, which could reduce our broadcast cash flow from the LMAs, or to make some other form of equity or debt contribution to Cunningham.  Any of these actions could negatively affect our financial condition.  In addition, if Cunningham is unable to avoid a bankruptcy, we would need to negotiate with the lenders under our Bank Credit Facility in order to avoid any default and acceleration thereunder.  Any amendment or waiver of our Bank Credit Facility would likely be on terms less favorable to us than current terms.  If Cunningham or any of its subsidiaries were to declare bankruptcy, we are informed that Cunningham could seek to reject some or all of our LMAs with Cunningham and its subsidiaries.  If the bankruptcy court overseeing a Cunningham bankruptcy authorized a rejection of the LMAs, we would have a material reduction in revenues.

Commitments we have made to our lenders limit our ability to take actions that could increase the value of our securities or may require us to take actions that decrease the value of our securities.

Our existing financing agreements prevent us from taking certain actions and require us to meet certain tests.  These restrictions and tests may require us to conduct our business in ways that make it more difficult for us to repay our debt or decrease the value of our business.  These restrictions and tests include the following:

•                  restrictions on additional debt;

•                  restrictions on our ability to pledge our assets as security for our indebtedness;

•                  restrictions on payment of dividends, the repurchase of stock and other payments relating to capital stock;

•                  restrictions on some sales of certain assets and the use of proceeds from asset sales;

•                  restrictions on mergers and other acquisitions, satisfaction of conditions for acquisitions and a limit on the total amount of acquisitions without the consent of bank lenders;

•                  restrictions on the type of business we and our subsidiaries may operate in; and

•                  financial ratio and condition tests including, without limitation, the ratio of adjusted EBITDA to certain of STG’s fixed charges, the ratio of STG’s senior debt to adjusted EBITDA and the ratio of STG’s total debt to adjusted EBITDA.

Future financing arrangements may contain additional restrictions and tests.  All of these restrictive covenants may limit our ability to pursue our business strategies, prevent us from taking action that could increase the value of our securities or may require actions that decrease the value of our securities.  In addition, we may fail to meet the tests and thereby default on one or more of our obligations (particularly if the economy continues to weaken and thereby reduce our advertising revenues).  If we default on our obligations, creditors could require immediate payment of the obligations or foreclose on collateral.  If this happens, we could be forced to sell assets or take other actions that could significantly reduce the value of our securities and we may not have sufficient assets or funds to pay our debt obligations.

We may be able to incur significantly more debt in the future, which could increase the foregoing risks related to our indebtedness.

At March 31, 2009, we had $48.1 million available (subject to certain borrowing conditions) for additional borrowings under the Bank Credit Facility, all of which was available under our current borrowing capacity, which does not include any incremental borrowing that may be available under the current Bank Credit Facility.  In addition, under the terms of our debt instruments, we may be able to incur substantial additional indebtedness in the future, including additional senior debt and in some cases, secured debt.  Provided we meet certain financial and other covenants, the terms of the indentures governing our outstanding notes do not prohibit us from incurring such additional indebtedness.  If we incur additional indebtedness, the risks described above relating to having substantial debt could intensify.

A failure to meet certain covenants under an existing loan could result in a default under other existing loans, acceleration of amounts due under loans and loss of assets securing loans.

Our unsecured public notes are cross-defaulted to our other recourse debt, including such debt of any “Restricted Subsidiary Guarantor,” as defined in the Bank Credit Facility, with a principal amount of $5 million or more, and our Bank Credit Facility cross-defaults to our and any Restricted Subsidiary Guarantor’s other debt in excess of $5 million, which means that a default under our other debt, may cause a default under our outstanding notes or the Bank Credit Facility.

If we were to breach certain of our debt covenants, our lenders could require us to repay the debt immediately, and, if the debt is secured, could immediately take possession of the property securing the loan.  In addition, if any other lender declared its loan due and payable as a result of a default, the holders of our outstanding notes along with the lenders under our Bank Credit Facility, might be able to require us to pay those debts immediately.

As a result, any default under our debt covenants could have a material adverse effect on our financial condition and our ability to meet our obligations.

Rising interest rates could adversely affect our cash flow and the market price of our notes.

Of our approximately $1,332.8 million of debt outstanding as of March 31, 2009, approximately $428.9 million recourse debt bears interest at variable rates and is unhedged.   We also may borrow additional funds at variable interest rates in the future.  Increases in interest rates, or the loss of the benefits of any interest rate hedging arrangements, would increase our interest expense on our variable rate debt, which would adversely affect cash flow and our ability to service our debt.

In addition, an increase in market interest rates may lead investors to demand a higher annual yield, which could adversely affect the market price of our outstanding debt securities, including the notes.

We must purchase television programming in advance based on expectations about future revenues.  Actual revenues may be lower than our expectations.  If this happens, we could experience losses that may make our securities less valuable.

One of our most significant costs is television programming.  Our ability to generate revenue to cover this cost may affect the value of our securities.  If a particular program is not popular in relation to its costs, we may not be able to sell enough advertising time to cover the costs of the program.  Since we generally purchase programming content from others rather than produce it ourselves, we have limited control over the costs of the programming.  We usually must purchase programming several years in advance and may have to commit to purchase more than one year’s worth of programming.  We may replace programs that are doing poorly before we have recaptured any significant portion of the costs we incurred or before we have fully amortized the costs.  Any of these factors could reduce our revenues or otherwise cause our costs to escalate relative to revenues.  These factors are exacerbated during a weak advertising market.  Additionally, our business is subject to the popularity of the programs provided by the networks with which we have network affiliation agreements or which provide us programming.

We may lose a large amount of programming if a network terminates its affiliation with us, which could increase our costs and/or reduce revenue.

Our 58 television stations that we own and operate, or to which we provide programming services or sales services, are affiliated with networks.  The networks produce and distribute programming in exchange for each station’s commitment to air the programming at specified times and for commercial announcement time during programming.  The amount and quality of programming provided by each network varies.

The non-renewal or termination of any of our network affiliation agreements would prevent us from being able to carry programming of the relevant network.  This loss of programming would require us to obtain replacement programming, which may involve higher costs and which may not be as attractive to our target audiences, resulting in reduced revenues.  Upon the termination of any of the above affiliation agreements, we would be required to establish a new affiliation agreement with another network or operate as an independent station.  At such time, the remaining value of the network affiliation asset could become impaired and we would be required to write down the value of the asset to its estimated fair value.

On February 9, 2009, MyNetworkTV announced that it was moving to a new program services model pursuant to which it would obtain for its affiliates popular programming that has previously aired on other networks, rather than continuing to create first-run programming as is generally the case in a typical network model.  MyNetworkTV advised us that in connection with this change to what it refers to as a “hybrid” model it believes it had the right to terminate all of its existing affiliate agreements and negotiate new agreements for this programming service with the television stations that have been MyNetworkTV affiliates.  On March 3, 2009, we received notice from MyNetworkTV claiming that they cease to exist as a network and therefore, are terminating each of our affiliation agreements effective September 26, 2009.  On March 25, 2009, we entered into an agreement, effective September 28, 2009, with a party related to MyNetworkTV to provide our MyNetworkTV stations with programming during the following year for the time periods previously programmed by MyNetworkTV, excluding programming for Saturday night.  We cannot predict the likelihood of success of the new model being proposed by MyNetworkTV and the impact that this change will have on the performance of our stations.

We may not be able to negotiate our network affiliation agreements at terms comparable to or more favorable than our current agreements upon expiration.

As network affiliation agreements come up for renewal, we may not be able to negotiate terms comparable to or more favorable than our current agreements.  All eight affiliation agreements between ABC and our stations expire on December 31, 2009.  At this time, we cannot predict the final outcome of future negotiations for those affiliation agreements or for any others and what impact, if any, they may have on our consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows.

The effects of the economic environment could require us to record an asset impairment of goodwill and FCC licenses.

Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (FAS 142) requires companies to analyze goodwill and certain other intangible assets for impairment.  FAS 142 establishes a method of testing goodwill and FCC licenses for impairment on an annual basis, or on an interim basis if an event occurs that would reduce the fair value of a reporting unit or an indefinite-lived asset below its carrying value.

At least annually, we test our goodwill and FCC licenses for impairment.  To perform this test, we estimate the fair values of our reporting units for goodwill and FCC licenses using a combination of observed prices paid for similar assets and liabilities, discounted cash flow models and appraisals.  We make certain critical estimates about the future revenue growth rates within each of our markets as well as the discount rates and comparable multiples that would be used by market participants in an arms-length transaction.  If these growth rates or multiples decline or if the discount rate increases, our goodwill and/or FCC licenses’ carrying amounts could be in excess of the estimated fair value.  An impairment of some or all of the value of these assets could result in a material effect on the consolidated statements of operations in the future.  As of March 31, 2009, we had approximately $754.7 million and $76.2 million of goodwill and broadcast licenses, respectively.  As of March 31, 2009, goodwill and broadcast licenses in aggregate represented approximately 51.1% of our total assets.  This decrease from 52.7% in 2008 is primarily due to impairment in goodwill and broadcast licenses recorded in the first quarter of 2009 due to severity of the economic downturn.  Due to the economic recession, we may be more susceptible to additional impairment during the rest of 2009.

Key officers and directors have financial interests that are different and sometimes opposite from our own and we may engage in transactions with these officers and directors that may benefit them to the detriment of other securityholders.

Some of our officers, directors and majority shareholders own stock or partnership interests in businesses that engage in television broadcasting, do business with us or otherwise do business that conflicts with our interests.  They may transact some business with us upon approval by the independent members of our Board of Directors even if there is a conflict of interest or they may engage in business competitive to our business and those transactions may benefit the officers, directors or majority shareholders to the detriment of our securityholders.  David D. Smith, Frederick G. Smith, and J. Duncan Smith are each an officer and director of us and Robert E. Smith is a director of us.  Together, the Smiths hold shares of our common stock that control the outcome of most matters submitted to a vote of shareholders.

The Smiths own a controlling interest in Bay Television, Inc., a television station which we program pursuant to an LMA.  The Smiths also own businesses that lease real property and tower space to us and engage in other transactions with us.  Trusts established by Carolyn C. Smith, a parent of the Smiths, for the benefit of her and her grandchildren own Cunningham, our LMA partner in six markets.  In addition, we have been granted the rights to acquire, subject to applicable FCC rules and regulations, Cunningham.  David D. Smith, Frederick G. Smith, J. Duncan Smith, Robert E. Smith and David B. Amy, our Executive Vice President and Chief Financial Officer, together own interests in Allegiance Capital Limited Partnership, a limited partnership in which we also hold an interest.  Frederick G. Smith owns an interest in Patriot Capital II, L.P., a limited partnership in which we also hold an interest.  Also, David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith together own a portion of the stock of G1440, a company in which we own an interest.  During 2008, David D. Smith sold his interest in Acrodyne Communications, Inc., a company of which we also own an interest.  We can give no assurance that these transactions or any transactions that we may enter into in the future with our officers, directors or majority shareholders, have been, or will be, negotiated on terms as favorable to us as we would obtain from unrelated parties.

Maryland law and our financing agreements limit the extent to which our officers, directors and majority shareholders may transact business with us and pursue business opportunities that we might pursue.  These limitations do not, however, prohibit all such transactions.

The Smiths exercise control over most matters submitted to a shareholder vote and may have interests that differ from other securityholders.  They may, therefore, take actions that are not in the interests of other securityholders.

David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith hold shares representing approximately 87.0% of the common stock voting rights and, therefore, control the outcome of most matters submitted to a vote of shareholders, including, but not limited to, electing directors, adopting amendments to our certificate of incorporation and approving corporate transactions.  The Smiths hold substantially all of our Class B Common Stock, which have ten votes per share.  Our Class A Common Stock has only one vote per share.  In addition, the Smiths hold half of our board of directors’ seats, and therefore, have the power to exert significant influence over our corporate management and policies.  The Smiths have entered into a stockholders’ agreement pursuant to which they have agreed to vote for each other as candidates for election to our board of directors until June 13, 2015.

Circumstances may occur in which the interests of the Smiths, as the controlling securityholders, could be in conflict with the interests of other securityholders and the Smiths would have the ability to cause us to take actions in their interest.  In addition, the Smiths could pursue acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to our other securityholders.

Certain features of our capital structure that discourage others from attempting to acquire our company may prevent our securityholders from receiving a premium on their securities or result in a lower price for our securities.

The control the Smiths have over shareholder votes may discourage other parties from trying to acquire us.  Anyone trying to acquire us would likely offer to pay more for shares of Class A Common Stock than the amount those shares were trading for in the open market at the time of the offer.  If the voting rights of the Smiths discourage such takeover attempts, shareholders may be denied the opportunity to receive such a premium.  The general level of prices for Class A Common Stock might also be lower than it would otherwise be if these deterrents to takeovers did not exist.

Federal regulation of the broadcasting industry limits our operating flexibility, which may affect our ability to generate revenue or reduce our costs.

The FCC regulates our business, just as it does all other companies in the broadcasting industry.  We must ask the FCC’s approval whenever we need a new license, seek to renew, assign or modify a license, purchase a new station, sell an existing station or transfer the control of one of our subsidiaries that holds a license.  Our FCC licenses and those of the stations we program pursuant to LMAs are critical to our operations; we cannot operate without them.  We cannot be certain that the FCC will renew these licenses in the future or approve new acquisitions in a timely manner, if at all.  If licenses are not renewed or acquisitions approved, we may lose revenue that we otherwise could have earned.

In addition, Congress and the FCC may, in the future, adopt new laws, regulations and policies regarding a wide variety of matters (including technological changes) that could, directly or indirectly, materially and adversely affect the operation and ownership of our broadcast properties.

The FCC’s multiple ownership rules limit our ability to operate multiple television stations in some markets and may result in a reduction in our revenue or prevent us from reducing costs.  Changes in these rules may threaten our existing strategic approach to certain television markets.

Changes in Rules on Television Ownership

Congress passed a bill requiring the FCC to establish a national audience reach cap of 39% that was signed into law on January 23, 2004.  This law permits broadcast television owners to own more television stations nationally, potentially affecting our competitive position.

In June 2003, the FCC adopted new multiple ownership rules.  In July 2004, the Court of Appeals for the Third Circuit issued a decision which upheld a portion of such rules and remanded the matter to the FCC for further justification of the rules.  The court also issued a stay of the 2003 rules pending the remand.  Several parties, including us, filed petitions with the Supreme Court of the United States seeking review of the Third Circuit decision, but the Supreme Court denied the petitions in June 2005.  In July 2006, as part of the FCC’s statutorily required quadrennial review of its media ownership rules, the FCC released a Further Notice of Proposed Rule Making seeking comment on how to address the issues raised by the Third Circuit’s decision, among other things, remanding the local television ownership rule.  In February 2008, the FCC released an order containing its current ownership rules, which re-adopted its 1999 local television ownership rule.  On February 29, 2008, several parties, including us, separately filed petitions for review in a number of federal appellate courts challenging the FCC’s current ownership rules.  By lottery, those petitions were consolidated in the U.S. Court of Appeals for the Ninth Circuit.  In July 2008, several parties, including us, filed motions to transfer the consolidated proceedings to the U.S. Court of Appeals for the D.C. Circuit and other parties requested transfer to the U.S. Court of Appeals for the Third Circuit.  In November 2008, the Ninth Circuit transferred the consolidated proceedings to the Third Circuit and the proceedings are pending.

Changes in Rules on Local Marketing Agreements

Certain of our stations have entered into what have commonly been referred to as local marketing agreements or LMAs.  One typical type of LMA is a programming agreement between two separately owned television stations serving the same market, whereby the licensee of one station programs substantial portions of the broadcast day and sells advertising time during such programming segments on the other licensee’s station subject to the ultimate editorial and other controls being exercised by the latter licensee.  We believe these arrangements allow us to reduce our operating expenses and enhance profitability.

In 1999, the FCC established a new local television ownership rule and decided to attribute LMAs for ownership purpose.  It grandfathered our LMAs that were entered into prior to November 5, 1996, permitting the applicable stations to continue operations pursuant to the LMAs until the conclusion of the FCC’s 2004 biennial review.  The FCC stated it would conduct a case-by-case review of grandfathered LMAs and assess the appropriateness of extending the grandfathering periods.  Subsequently, the FCC invited comments as to whether, instead of beginning the review of the grandfathered LMAs in 2004, it should do so in 2006.  The FCC did not initiate any review of grandfathered LMAs in 2004 or as part of its 2006 quadrennial review.  We do not know when, or if, the FCC will conduct any such review of grandfathered LMAs.  With respect to LMAs executed on or after November 5, 1996, the FCC required that parties come into compliance with the 1999 local television ownership rule by August 6, 2001.  We challenged the 1999 local television ownership rule in the U.S. Court of Appeals for the D.C. Circuit, and that court stayed the enforcement of the divestiture of the post-November 5, 1996 LMAs.  In 2002, the D.C. Circuit ruled in Sinclair Broadcast Group, Inc. v. F.C.C., 284 F.3d 114 (D.C. Cir. 2002) that the 1999 local television ownership rule was arbitrary and capricious and remanded the rule to the Commission.

In 2003, the FCC revised its ownership rules, including the local television ownership rule. The effective date of the 2003 ownership rules was stayed by the U. S. Court of Appeals for the Third Circuit and the rules were remanded to the FCC.  Because the effective date of the 2003 ownership rules had been stayed and, in connection with the adoption of those rules, the FCC concluded the 1999 rules could not be justified as necessary in the public interest, we took the position that an issue exists regarding whether the FCC has any current legal right to enforce any rules prohibiting the acquisition of television stations.  Several parties, including us, filed petitions with the Supreme Court of the United States seeking review of the Third Circuit decision, but the Supreme Court denied the petitions in June 2005.

On November 15, 1999, we entered into a plan and agreement of merger to acquire through merger WMYA-TV (formerly WBSC-TV) in Anderson, South Carolina from Cunningham Broadcasting Corporation (Cunningham), but that transaction was denied by the FCC.  In light of the change in the 2003 ownership rules, we filed a petition for reconsideration with the FCC and amended our application to acquire the license of WMYA-TV.  We also filed applications in November 2003 to acquire the license assets of the remaining five Cunningham stations: WRGT-TV, Dayton, Ohio; WTAT-TV, Charleston, South Carolina; WVAH-TV, Charleston, West Virginia; WNUV-TV, Baltimore, Maryland; and WTTE-TV, Columbus, Ohio.  Rainbow/PUSH filed a petition to deny these five applications and to revoke all of our licenses.  The FCC dismissed our applications in light of the stay of the 2003 ownership rules and also denied the Rainbow/PUSH petition.  Rainbow/PUSH filed a petition for reconsideration of that denial and we filed an application for review of the dismissal.  In 2005, we filed a petition with the U. S. Court of Appeals for the D. C. Circuit requesting that the Court direct the FCC to take final action on our applications, but that petition was dismissed.  On January 6, 2006, we submitted a motion to the FCC requesting that it take final action on our applications.  Both the applications and the associated petition to deny are still pending.  We believe the Rainbow/PUSH petition is without merit.   On February 8, 2008, we filed a petition with the U.S. Court of Appeals for the D.C. Circuit requesting that the Court direct the FCC to take final action on these applications and cease its use of the 1999 local television ownership rule that it re-adopted as the permanent rule in 2008.  In July 2008, the D.C. Circuit transferred the case to the U.S. Court of Appeals for the Ninth Circuit, and we filed a petition with the D.C. Circuit challenging that decision, which was denied.  We also filed with the Ninth Circuit a motion to transfer that case back to the D.C. Circuit.  The motion to transfer is pending.  The FCC filed a motion with the Ninth Circuit seeking to consolidate this matter with the pending appeals of the FCC’s February 2008 decision re-adopting the 1999 local television ownership rule.  We have opposed such consolidation, and the motion is pending.

If we are required to terminate or modify our LMAs, our business could be affected in the following ways:

•                  Loss of revenues.  If the FCC requires us to modify or terminate existing LMAs, we would lose some or all of the revenues generated from those LMAs.  We would lose revenue because we will have less demographic options, a smaller audience distribution and lower revenue share to offer to advertisers.  During the year ended December 31, 2008, we generated $109.7 million in revenue from our LMAs.

•                  Increased costs.  If the FCC requires us to modify or terminate existing LMAs, our cost structure would increase.  For example, we likely would incur increased programming costs because we will be competing with the separately owned station for syndicated programming.  We may also need to add new employees.

•                  Losses on investments.  As part of our LMA arrangements, we own the non-license assets used by the stations with which we have LMAs.  If certain of these LMA arrangements are no longer permitted, we would be forced to sell these assets, restructure our agreements or find another use for them.  If this happens, the market for such assets may not be as good as when we purchased them and, therefore, we cannot be certain of a favorable return on our original investments.

•                  Termination penalties.  If the FCC requires us to modify or terminate existing LMAs before the terms of the LMAs expire, or under certain circumstances, we elect not to extend the terms of the LMAs, we may be forced to pay termination penalties under the terms of some of our LMAs.  Any such termination penalties could be material.

Use of outsourcing agreements

In addition to our LMAs, we have entered into four (and may seek opportunities for additional) outsourcing agreements in which our stations provide or are provided various non-programming related services such as sales, operational and managerial services to or by other stations.  Pursuant to these agreements, one of our stations in Nashville, Tennessee and Cedar Rapids, Iowa currently provides services to another station in each’s respective market and another party provides services to our stations in Peoria/Bloomington, Illinois and Rochester, New York.  We believe this structure allows stations to achieve operational efficiencies and economies of scale, which should otherwise improve broadcast cash flow and competitive positions.  While television joint sales agreements (JSAs) are not currently “attributable”, on August 2, 2004, the FCC released a notice of proposed rulemaking seeking comments on its tentative conclusion that television joint sales agreements should be attributable.  We cannot predict the outcome of this proceeding, nor can we predict how any changes, together with possible changes to the ownership rules, would apply to our existing outsourcing agreements.

Failure of owner/licensee to exercise control

The FCC requires the owner/licensee of a station to maintain independent control over the programming and operations of the station.  As a result, the owners/licensees of those stations with which we have LMAs or outsourcing agreements can exert their control in ways that may be counter to our interests, including the right to preempt or terminate programming in certain instances.  The preemption and termination rights cause some uncertainty as to whether we will be able to air all of the programming that we have purchased under our LMAs and therefore, uncertainty about the advertising revenue that we will receive from such programming.  In addition, if the FCC determines that the owner/licensee is not exercising sufficient control, it may penalize the owner licensee by a fine, revocation of the license for the station or a denial of the renewal of that license.  Any one of these scenarios might result in a reduction of our cash flow and an increase in our operating costs or margins, especially the revocation of or denial of renewal of a license.  In addition, penalties might also affect our qualifications to hold FCC licenses, putting our own licenses at risk.

The pendency and indeterminacy of the outcome of these ownership rules, which pose to limit our ability to provide services to additional or existing stations pursuant to licenses, LMAs, outsourcing agreements or otherwise, expose us to a certain amount of volatility, particularly if the outcomes are adverse to us.  Further, resolution of these ownership rules has been and will likely continue to be a cost burden and a distraction to our management and the indefinite continuation may have a negative effect on our business.

Competition from other broadcasters or other content providers and changes in technology may cause a reduction in our advertising revenues and/or an increase in our operating costs.

The television industry is highly competitive and this competition can draw viewers and advertisers from our stations, which reduces our revenue or requires us to pay more for programming, which increases our costs.  We face intense competition from the following:

New Technology and the subdivision of markets

Cable providers, direct broadcast satellite companies and telecommunication companies are developing new technology that allows them to transmit more channels on their existing equipment to highly targeted audiences, reducing the cost of creating channels and potentially leading to the division of the television industry into ever more specialized niche markets.  Competitors who target programming to such sharply defined markets may gain an advantage over us for television advertising revenues.  The decreased cost of creating channels may also encourage new competitors to enter our markets and compete with us for advertising revenue.  In addition, emerging technologies that will allow viewers to digitally record, store and play back television programming may decrease viewership of commercials as recorded by media measurement services such as Nielsen Media Research and, as a result, lower our advertising revenues.  The broadcast and advertising industries have agreed on a ratings standard that includes live viewing plus viewers who watch a program within 72 hours of its original appearance.  However, the effects of new ratings system technologies, including “people meters,” and the ability of such technologies to be a reliable standard that can be used by advertisers is currently unknown.

Types of competitors

We also face competition from rivals that may have greater resources than we have.  These include:

•                  other local free over-the-air broadcast television and radio stations;

•                  telecommunication companies;

•                  cable and satellite system operators;

•                  print media providers such as newspapers, direct mail and periodicals;

•                  internet search engines, internet service providers and websites; and

•                  competition from other emerging technologies including mobile television.

Deregulation

The Telecommunications Act of 1996 and subsequent actions by the FCC have removed some limits on station ownership, allowing telephone, cable and some other companies to provide video services in competition with us.  In addition, the FCC has reallocated and auctioned off a portion of the spectrum for new services including fixed and mobile wireless services and digital broadcast services.  As a result of these changes, new companies are able to enter our markets and compete with us.

We may not be able to renegotiate retransmission consent agreements at terms comparable to or more favorable than our current agreements upon expiration.

Since 2006 revenue from our retransmission consent agreements has grown significantly on a consistent basis.  However, as certain retransmission consent agreements expire, we may not be able to renegotiate such agreements at terms comparable to or more favorable than our current agreements.  This may cause revenues and/or revenue growth from our retransmission consent agreements to decrease under the renegotiated terms despite the fact that our current retransmission consent agreements include automatic annual fee escalators.

We could be adversely affected by labor disputes and legislation and other union activity.

The cost of producing and distributing entertainment programming has increased substantially in recent years due to, among other things, the increasing demands of creative talent and industry-wide collective bargaining agreements.  Although we generally purchase programming content from others rather than produce it ourselves, our program suppliers engage the services of writers, directors, actors and on-air and other talent, trade employees and others, some of whom are subject to these collective bargaining agreements.  If our program suppliers are unable to renew expiring collective bargaining agreements, it is possible that the affected unions could take action in the form of strikes or work stoppages.  Failure to renew these agreements, higher costs in connection with these agreements or a significant labor dispute could adversely affect our business by causing delays in production that lead to declining viewers, and reductions in the profit margins of our programming and the amounts we can charge advertisers for time.  Further, any changes in the existing labor laws, including the possible enactment of the Employee Free Choice Act, may further the realization of the foregoing risks.

The war in Iraq and Afghanistan negatively impacts our advertising revenues and operating results.  Future conflicts, terrorist attacks or other acts of violence may have a similar effect.

The commencement of the war in Iraq in 2002 and activities in Afghanistan resulted in a reduction of advertising revenues as a result of uninterrupted news coverage and general economic uncertainty.  If the United States becomes engaged in similar conflicts in the future, there may be a similar adverse effect on our results of operations.  Also, any terrorist attacks or other acts of violence may have a similar negative effect on our business or results of operations.

Unrelated third parties may claim that we infringe on their rights based on the nature and content of information posted on websites maintained by us.

We host internet services that enable individuals to exchange information, generate content, comment on our content, and engage in various online activities.  The law relating to the liability of providers of these online services for activities of their users is currently unsettled both within the United States and internationally.  While we monitor postings to such websites, claims may be brought against us for defamation, negligence, copyright or trademark infringement, unlawful activity, tort, including personal injury, fraud, or other theories based on the nature and content of information that may be posted online or generated by our users.  Our defense of such actions could be costly and involve significant time and attention of our management and other resources.

We may be subject to fines and other penalties related to violations on FCC indecency rules, the enforcement of which has increased in recent years

We provide a significant amount of live news reporting that is controlled by our on-air news talent.  Although our on-air talent is professional and careful in what they say, there is always the possibility that information may be reported that is inaccurate or even in violation to certain indecency rules promulgated by the FCC.  We have insurance to cover some of the liabilities that may occur, but the FCC has enhanced its enforcement efforts relating to the regulation of indecency.  In addition, in 2006, Congress dramatically increased the penalties for broadcasting indecent programming and potentially subjects broadcasters to license revocation, renewal or qualification proceedings in the event that they broadcast indecent material.  There can be no assurance that an incident can be avoided that may lead to significant fines or other penalties by the FCC.

If our Class A Common Stock fails to meet all applicable listing requirements, it could be delisted from the NASDAQ Global Select Market, which could adversely affect the market price and liquidity of our Class A Common Stock and harm our financial condition and business.

Our Class A common stock is currently traded on the NASDAQ Global Select Market (the Exchange) under the symbol “SBGI.”  If we fail to meet any of the continued listing standards of the Exchange, our Class A Common Stock could be delisted from the Exchange.  These continued listing standards include, among others, maintaining a $1.00 minimum closing bid price per share.  NASDAQ has suspended the minimum $1.00 closing bid price rule through Friday, July 17, 2009.  The rule is scheduled to be reinstated on Monday, July 20, 2009.

Our Class A Common Stock has traded at or below $1.00 per share in 2009.  If the NASDAQ rule is reinstated and our Class A Common Stock trades below $1.00 per share for thirty consecutive trading days, there can be no assurance that NASDAQ will not take action to enforce its listing requirements.

If our Class A Common Stock were to be delisted from the Exchange, we could apply to list our Class A Common Stock on the NASDAQ Capital Market, or our Class A Common Stock could be traded in the over-the-counter market on an electronic bulletin board, such as the OTC Bulletin Board or the Pink Sheets.  Any delisting could adversely affect the market price and the liquidity of our Class A Common Stock and negatively impact our financial condition and business.

Our ability to pay dividends in the future is subject to many factors.

In February 2009, we suspended our dividends indefinitely.  Our ability to pay any future dividends may be impaired if any of the risks described above were to occur.  In addition, payment of dividends depends on our results of operations, cash requirements and surplus, financial condition, covenant restrictions and other factors that our Board of Directors may deem relevant from time to time.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit related to Item 7.01 shall be deemed to be furnished and not filed.

Exhibit 99.1 Investor Materials.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David R. Bochenek
Name:	David R. Bochenek
Title:	Vice President / Chief Accounting Officer

Dated: July 10, 2009